Cordovano and Honeck LLP

Certified Public Accountants

201 Steele Street

Suite 300

Denver, Colorado 80206

(303) 329-0220 Phone

(303) 316-7493 Fax

December 8, 2005

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC

USA  20549

Dear Sir and/or Madam:

Re:  Eye Catching Marketing Corp.

We have read the statements made by Eye Catching Marketing Corp. (the “Registrant”), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as amended, as part of the Registrant’s Form 8-K report dated December 8, 2005 and are in agreement with the statements concerning our Firm in such Form 8-K.

We also have no basis to agree or disagree with the Company's statements regarding Williams & Webster, P.S.

Sincerely,

/s/ Cordovano and Honeck LLP

Cordovano and Honeck LLP